Exhibit 10(bb)

                  PROPRIETARY RIGHTS AND NON-COMPETE AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tracer Design, Inc., an Arizona corporation ("TDI"), and ___________________________________ ("Covenantor"), hereby agree as follows:

1. Confidentiality: Covenantor acknowledges that Covenantor stands in a relationship of confidence and trust with TDI regarding any information of a confidential nature regarding TDI and its business, including, without limitation, information regarding its finances, markets, customers, suppliers, services, products, projects, plans, and information which may have been
disclosed  by  others  to  TDI  in  confidence   ("Confidential   Information").
Confidential Information shall not include information which Covenantor can demonstrate: (i) is publicly available without the breach of this Agreement by Covenantor, or (ii) was rightfully known to Covenantor without an obligation of confidence prior to disclosure to Covenantor by TDI or its agents. Covenantor agrees that he will at all times keep all Confidential Information strictly confidential and will not use it for any purpose other than to perform Covenantor's duties to TDI. Covenantor will immediately return all Confidential Information upon request by TDI.

2. Proprietary Rights; Assignment: Covenantor hereby assigns to TDI all Inventions created by Covenantor which are: (i) developed using TDI's equipment, supplies, personnel, facilities, intellectual property or other property or rights, (ii) result from work performed by Covenantor for TDI (as an independent contractor consultant or otherwise), or (iii) related to the business, or demonstrably anticipated business, of TDI and which are invented during such time as Covenantor is a shareholder of TDI or during the 12 months after Covenantor ceases to be a shareholder of TDI. Covenantor shall promptly disclose all Inventions to TDI. Covenantor agrees to cooperate in all reasonable respects, at the expense of TDI, in assisting TDI to obtain assignment, perfect, maintain, protect and enforce TDI's rights in any Inventions assignable by Covenantor under this provision. "Inventions" means any and all inventions or discoveries, whether or not patentable, including, without limitation, original works of authorship, designs, processes, methods of doing business, computer programs, databases, improvements, and trade secrets and related proprietary information and materials.

Covenantor claims only the Inventions shown below as Covenantor's Inventions made prior to this Agreement:

________________________________________________________________________
________________________________________________________________________

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3. No misuse.  Covenantor agrees not to improperly use any intellectual property or other property or rights (including, without limitation, patents, copyrights or trade secrets) of any third party. Covenantor will only use the intellectual property and other property or rights of TDI to further the interests of TDI in the performance of Covenantor's duties to TDI.

4. Non-compete; Non-solicitation: Covenantor agrees that:

                  (a) for so long as Covenantor is a shareholder of TDI, Covenantor will not, in any capacity, for himself or for others, directly or through others: (i) solicit business from any customer of TDI or induce any TDI customer to withdraw or reduce their business with TDI, (ii) induce any employee, agent, contractor or supplier to change or terminate its relationship with TDI, or (iii) induce any person not to do business or enter into a relationship with TDI; and

                  (b) for 24 months after Covenantor ceases to be a shareholder of TDI, Covenantor will not, in any capacity, for himself or for others, directly or through others: (i) solicit business from any customer of TDI or induce any TDI customer to withdraw or reduce their business with TDI (provided that in either case to be considered a customer for purposes of this subsection (b), the "customer" must have paid TDI for products or services within the 12 months immediately preceding Covenantor's ceasing to be a shareholder of TDI), (ii) induce any employee, agent, contractor or supplier to change or terminate their relationship with TDI, (iii) induce any person not to do business or enter into a relationship with TDI.

TDI and Covenantor specifically acknowledge and agree that the foregoing covenants of Covenantor are reasonable in content and scope, are given for adequate consideration and form a material part of the overall relationship between TDI and Covenantor. TDI shall have the option to reduce the scope and extent of the covenants by notice to Covenantor either before or after any adjudication of the legality of the covenants, whereupon the covenants, as so reduced, shall be binding and enforceable against Covenantor. TDI and Covenantor hereby further expressly agree that any court of competent jurisdiction shall have full power and authority to reduce the scope or extent of any covenant to the extent necessary to render the same enforceable and to enforce the covenant as reduced against Covenantor.

5. No Constraints. Covenantor represents and warrants that he is not subject to, and will not enter into, any agreement or other matter which would or may interfere with or prohibit the

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full and timely performance by Covenantor of his obligations and duties to TDI.

6. Enforcement. Covenantor recognizes and agrees that in the event of any breach of this Agreement, TDI's remedy at law would necessarily be inadequate and Covenantor agrees in the event of any such breach to the entry of an immediate court order temporarily and permanently prohibiting and enjoining such breach.

7. General. This Agreement shall be governed by the laws of the State of Arizona. In the event any provision of this Agreement is declared void or unenforceable, such provision shall be enforced to the maximum extent possible and shall otherwise be severed from this Agreement, which Agreement shall otherwise remain in full force and effect. In such event, the parties shall promptly negotiate and enter into such substitute provisions as may be necessary to most closely attain the original intent of the parties as expressed in this Agreement. The provisions of this Agreement shall survive the termination of any employment, shareholder or other relationship between Covenantor and TDI.

Executed ________________________


                                             ___________________________________
                                             Covenantor


                                             Tracer Design, Inc.

                                             By:________________________________
                                                 Authorized Officer
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Schedule to Exhibit 10(bb) - Form Proprietary Rights Agreement

List of Covenantors:

         Chad M. Little              -       February 19, 1992
         Lonnie A. Whittington       -       February 19, 1992
         James A. Layne              -       February 19, 1992
         Mark Gorchoff               -       December 30, 1996
         Matt Stanton                -       June 28, 1996
         Bruce Cota                  -       June 13, 1997
         Robert Connery              -       May 9, 1997